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EXHIBIT 11

                               VALUE HEALTH, INC.
            SCHEDULE OF COMPUTATION OF NET EARNINGS (LOSS) PER SHARE

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
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                                                    YEAR ENDED DECEMBER 31,
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                                               1996          1995           1994
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
NET EARNINGS (LOSS)                        $64,329,000   $(27,967,000)  $59,521,000
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Weighted Average Number Of Shares
     Outstanding During The Year            54,448,920     53,182,815    51,936,571
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Add:
     Common Stock Equivalent Shares
   Represented By Stock Options Granted
   Related To Stock Plans                      394,946      1,160,001     2,254,001
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     Contingently Issuable Shares                   (a)            (a)           (a)
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Weighted Average Number Of Common
     Shares Used In The Computation Of
     Net Earnings (Loss) Per Share          54,843,866     54,342,816    54,190,572
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Net Earnings (Loss) Per Share              $      1.17   $      (0.51)  $      1.10
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(a) The dilution of earnings (loss) per share represented by the inclusion of contingently issuable shares is less than 3%.

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